As filed with the Securities and Exchange Commission on October 22, 2013.

Registration No. 333-189708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary R. Walker, Esquire

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

(412) 288-3131

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.01 par value per share	54,370 shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the PVF Capital Corp 2000 Incentive Stock Option and Deferred Compensation Plan; the PVF Capital Corp. 2008 Equity Incentive Plan; and the PVF Capital 2010 Equity Incentive Plan (collectively, the “Plans”), which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	This Post-Effective Amendment No. 2 covers securities that were originally registered on F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-189708), as amended, filed on July 29, 2013. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the initial filing of F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-189708) with the Securities and Exchange Commission on June 28, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

F.N.B. Corporation, a Florida corporation, hereby amends its Registration Statement on Form S-4 (Registration No. 333-189708), as amended by pre-effective amendment no. 1 (the “Form S-4”) and by post-effective amendment no. 1 on Form S-8, by filing this post-effective amendment no. 2 on Form S-3.

The Form S-4 related to 9,710,000 shares of F.N.B. common stock to be issued by F.N.B. in connection with its acquisition of PVF Capital Corp., an Ohio corporation. The acquisition was completed on October 12, 2013. In the acquisition, PVF Capital was merged with and into F.N.B., with F.N.B. being the surviving corporation. At the time of the merger, each PVF Capital common share outstanding immediately prior to the merger was cancelled.

The merger consideration payable by F.N.B. for the PVF Capital common shares cancelled in the merger (excepting shares held by F.N.B., PVF Capital and their subsidiaries, which were cancelled without exchanging any merger consideration) was 0.3405 shares of F.N.B. common stock, par value $0.01 per share, for each PVF Capital common share, and cash in lieu of any fractional shares of F.N.B. common stock that was otherwise payable. The shares that were registered on the Form S-4 consisted of the maximum number of shares of F.N.B. common stock that could be issuable as merger consideration at the time of the merger, including merger consideration that might be payable due to the exercise of outstanding PVF Capital warrants or settlement of outstanding awards under PVF Capital’s equity-based compensation plans prior to the time of the merger.

Upon completion of the merger, F.N.B. also assumed PVF Capital’s equity-based compensation plans, and all of the PVF Capital stock options and restricted stock awards outstanding at the effective time of the merger became stock options and restricted stock awards with respect to shares of F.N.B. common stock, based on formulae described in the Form S-4. The specific plans assumed by F.N.B. are as follows:

•	PVF Capital Corp. 1996 Incentive Stock Option Plan

•	PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan

•	PVF Capital Corp. 2008 Equity Incentive Plan

•	PVF Capital Corp. 2010 Equity Incentive Plan

This Post-Effective Amendment No. 2 relates to 54,370 shares of F.N.B.’s common stock in the aggregate that are reserved for issuance upon the exercise or settlement of stock options and restricted stock awards granted under some of the plans listed above, specifically consisting of: (i) 27,131 shares that are reserved for issuance upon the exercise or settlement of stock options issued under the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan, (ii) 11,917 shares that are reserved for issuance upon the exercise or settlement of stock options and other awards granted under the PVF Capital Corp. 2008 Equity Incentive Plan, and (iii) 15,322 shares that are reserved for issuance upon the exercise or settlement of stock options and other awards granted under the PVF Capital Corp. 2010 Equity Incentive Plan. All of these awards are held by former employees and former directors of PVF Capital Corp. All such shares of common stock were originally registered on the Form S-4.

The information in this prospectus is not complete and may be changed. F.N.B. Corporation may not issue these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2013

PROSPECTUS

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

54,370 Shares

Common Stock, $0.01 Par Value

PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan

PVF Capital Corp. 2008 Equity Incentive Plan

PVF Capital Corp. 2010 Equity Incentive Plan

This prospectus relates to 54,370 shares of the common stock of F.N.B. Corporation, par value $0.01 per share, which may be offered and sold pursuant to outstanding awards under the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan; the PVF Capital Corp. 2008 Equity Incentive Plan; and the PVF Capital Corp. 2010 Equity Incentive Plan. F.N.B. Corporation assumed the obligations of PVF Capital Corp. under those plans when PVF Capital Corp. was merged into F.N.B. Corporation on October 12, 2013. As a result, those awards relate to F.N.B. Corporation common stock; and shares of F.N.B. Corporation common stock will be issued to the award holders upon exercise or settlement of their awards, instead of PVF Capital Corp. common shares. F.N.B. will receive the exercise price of any options and stock appreciation rights (as adjusted in connection with the merger), if and when they are exercised.

F.N.B. Corporation common stock is listed on the New York Stock Exchange under the symbol “FNB.” On October 21, 2013, the closing sale price of our common stock on the New York Stock Exchange was $12.74 per share.

Investing in our common stock involves risks. See “RISK FACTORS” on page 1, and under similar headings in other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October [     ], 2013.

RISK FACTORS

Investing in F.N.B. Corporation common stock involves a number of different risks. We urge you to read and consider the risk factors and other disclosures relating to an investment in our securities described in any prospectus supplement or free writing prospectus that we may use in the future for this offering, and in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our subsequent filings under the Securities Exchange Act of 1934 and the other reports and documents we file with the SEC after the date of this prospectus, which are incorporated by reference in this prospectus. Before deciding whether to purchase any of our common stock, you should carefully consider those risks as well as the other information contained in this prospectus, any prospectus supplement, the documents incorporated by reference in the prospectus and any prospectus supplement, and any free writing prospectuses that we have authorized for use. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you could lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and on the shareholder and investor relations page of our corporate website at www.fnbcorporation.com. Except for the SEC filings incorporated by reference in this prospectus, none of the other information on those websites is part of this prospectus. You may request copies of any of the documents F.N.B. has filed with the SEC, including those incorporated by reference in this prospectus, at no charge, by contacting F.N.B. at the following address:

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

(724) 981-6000

Attn: Corporate Secretary

You may also read and copy any document we file with the SEC at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the information in documents we file with the SEC, which means we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus has updated the information incorporated by reference and some information filed subsequently with the SEC will automatically update this prospectus. We incorporate by reference the following documents (excluding any portions of these documents that are deemed furnished but not filed for purposes of the Securities Exchange Act of 1934):

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	the portions of our definitive proxy statement on Schedule 14A filed on April 3, 2013 that are incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013;

•

our Current Reports on Form 8-K filed on January 23, 2013, January 24, 2013, February 1, 2013, February 19, 2013, February 20, 2013, February 26, 2013, February 27, 2013 (two filings), March 26, 2013, April 8, 2013 and April 23, 2013, May 16, 2013, May 21, 2013, June 14, 2013 (two filings), June 19, 2013, July 11, 2013, July 23, 2013, July 24, 2013, September 5, 2013,

September 26, 2013, October 15, 2013 and October 17, 2013, and our Current Report on Form 8-K/A filed on September 5, 2013; and

•	the description of F.N.B. common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by F.N.B. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents; provided, however, that we do not incorporate by reference any information that is deemed furnished but not filed for purposes of the Securities Exchange Act of 1934, unless we have stated that particular information is to be incorporated by reference into our registration statements.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Upon request, either orally or in writing, we will provide, without charge, a copy of any or all of the documents that are incorporated in this prospectus by reference, including any exhibits that are specifically incorporated by reference into such documents. Any such request should be directed to David B. Mogle, our Corporate Secretary, at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, or by calling (724) 981-6000.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements regarding F.N.B.’s outlook for earnings, revenues, expenses, capital levels, liquidity levels, asset levels, asset quality and other matters regarding or affecting F.N.B. and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

These forward-looking statements involve certain risks, uncertainties and assumptions. The ability of F.N.B. to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and elsewhere, which are incorporated by reference in this prospectus, as well as the factors identified below.

•	F.N.B.’s businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•	Actions by the Federal Reserve Board, U.S. Department of the Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness which adversely affect loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

•	Slowing of the current moderate economic recovery and persistence or worsening levels of unemployment.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Legal and regulatory developments could affect F.N.B.’s ability to operate its businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•	Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation; changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects; and changes in accounting policies and principles. F.N.B. will continue to be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on F.N.B., remains uncertain.

•	The impact on fee income opportunities resulting from the limit imposed under the Durbin Amendment of the Dodd-Frank Act on the maximum permissible interchange fee that banks may collect from merchants for debit card transactions.

•	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel III initiatives.

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property, the adequacy of F.N.B.’s intellectual property protection in general and rapid technological developments and changes. F.N.B.’s ability to anticipate and respond to technological changes can also impact its ability to respond to customer needs and meet competitive demands.

•	Business and operating results are affected by F.N.B.’s ability to identify and effectively manage risks inherent in its businesses, including, where appropriate, through effective use of third-party insurance, derivatives, swaps, and capital management techniques, and to meet evolving regulatory capital standards.

•	Increased competition, whether due to consolidation among financial institutions; realignments or consolidation of branch offices, legal and regulatory developments, industry restructuring or other causes, can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues.

•	As demonstrated by the Annapolis Bancorp, Inc. and PVF Capital Corp. acquisitions and the pending acquisition of BCSB Bancorp, Inc., F.N.B. seeks to grow its business in part by acquiring from time to time other financial services companies, financial services assets and related deposits. These acquisitions often present risks and uncertainties, including, the possibility that the transaction cannot be consummated; regulatory issues; cost, or difficulties, involved in integration and conversion of the acquired businesses after closing; inability to realize expected cost savings, efficiencies and strategic advantages; the extent of credit losses in acquired loan portfolios and extent of deposit attrition; and the potential dilutive effect to current shareholders. In addition, with respect to the acquisition of Annapolis Bancorp, Inc., PVF Capital Corp., and the pending acquisition of BCSB Bancorp, Inc. F.N.B. may experience difficulties in expanding into a new market area, including retention of customers and key personnel of Annapolis Bancorp, Inc., PVF Capital Corp. and BCSB Bancorp, Inc.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact F.N.B.’s business and financial performance through changes in counterparty creditworthiness and performance and the competitive and regulatory landscape. F.N.B.’s ability to anticipate and respond to technological changes can also impact its ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread disasters, dislocations, cyber attacks, terrorist activities or international hostilities through their impacts on the economy and financial markets.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus.

All forward-looking statements concerning the merger or other matters addressed in this prospectus and attributable to F.N.B. or any person acting on F.N.B.’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Unless required by applicable law or regulation, F.N.B. undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

ABOUT F.N.B. CORPORATION

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. As of September 30, 2013, F.N.B. had total assets of $12.8 billion and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

The address of the principal executive offices of F.N.B. is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. F.N.B.’s telephone number is (724) 981-6000, and its internet address is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this proxy statement/prospectus. For additional information about F.N.B., see “Where You Can Find More Information” on page 1.

PLAN OF DISTRIBUTION

This prospectus covers 54,370 shares of F.N.B. common stock that are reserved for issuance pursuant to outstanding awards under the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan; the PVF Capital Corp. 2008 Equity Incentive Plan; and the PVF Capital Corp. 2010 Equity Incentive Plan, which were assumed by F.N.B. in connection with its acquisition of PVF Capital. F.N.B. is offering shares of its common stock directly to the holders of those awards in accordance with the terms of the award agreements for those awards. F.N.B. is not using an underwriter in connection with this offering.

USE OF PROCEEDS

Upon the exercise of stock options and stock appreciation rights awarded under the plans, F.N.B. will receive the adjusted exercise price of those options and stock appreciation rights, as described below. F.N.B. intends to use the proceeds from exercises of options and stock appreciation rights for working capital and general corporate purposes.

DESCRIPTION OF THE PLANS

Introduction

The following is an overview of plan participants’ rights under the stock-based compensation plans of PVF Capital Corp. which were assumed by F.N.B. upon completion of the merger of PVF Capital with and into F.N.B. As a result of that merger, the awards granted under those plans relate to shares of F.N.B. common stock instead of PVF Capital common shares.

The plans which are discussed in this prospectus are:

•	the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan (the “2000 Plan”);

•	the PVF Capital Corp. 2008 Equity Incentive Plan (the “2008 Plan”); and

•	the PVF Capital Corp. 2010 Equity Incentive Plan (the “2010 Plan”).

The description of the plans in this prospectus is merely a summary of key terms and conditions of each plan. This prospectus does not contain all of the terms and conditions of the official plan documents for each plan, and is expressly qualified by reference to the plan documents for each plan and the terms and conditions of a specific grant or award. In the event of any inconsistency between this prospectus, any plan documents or the terms and conditions of a grant or award, the plan documents and the terms and conditions of the grant or award will govern.

Background Information About the Merger

On February 19, 2013, F.N.B. Corporation and PVF Capital Corp. entered into an Agreement and Plan of Merger. The merger agreement provided for F.N.B. to acquire PVF Capital by merger: PVF Capital would merge with and into F.N.B., with F.N.B. being the surviving corporation. The merger agreement also addressed the treatment of the outstanding equity-based interests in PVF Capital, such as the PVF Capital common shares and the stock options and other awards which are based on PVF Capital common shares. F.N.B. and PVF Capital agreed that when the parties merge, PVF Capital should cancel all of its outstanding common shares, and F.N.B. should issue shares of its common stock to the PVF Capital shareholders as consideration. F.N.B. and PVF Capital also agreed that the outstanding awards under PVF Capital’s stock plans should convert into awards relating to F.N.B. common stock and F.N.B. should assume the obligations of PVF Capital under those stock plans.

As a result, when PVF Capital merged into F.N.B. on October 12, 2013, the following changes to the outstanding PVF Capital common shares and stock plan awards occurred:

(1) Cancellation of Common Shares; Exchange Ratio

Each outstanding PVF Capital common share was cancelled. The common shares held by PVF Capital shareholders (excepting shares held by F.N.B., PVF Capital and their subsidiaries) were converted into the right to receive 0.3405 shares of F.N.B. common stock for each cancelled PVF Capital common share, plus cash in lieu of any fractional shares of F.N.B. common stock that otherwise would be issued to them. The exchange ratio of 0.3405 shares of F.N.B. common stock for one PVF Capital common share represents the merger consideration payable by F.N.B. to the PVF Capital shareholders. PVF Capital common shares held by F.N.B., PVF Capital and their subsidiaries were cancelled without exchanging any merger consideration.

(2) Treatment of Options

The outstanding options issued under the stock-based compensation plans of PVF Capital no longer can be exercised for PVF Capital common shares. Each option was converted into an option to acquire shares of F.N.B. common stock under the same terms and conditions that were in effect immediately before the merger, except for the following adjustments made to reflect the exchange ratio:

•	The number of shares of F.N.B. common stock purchasable under the option will be equal to the number of PVF Capital common shares for which the option was previously exercisable multiplied by 0.3405 (and rounded down to the nearest whole number of shares of F.N.B. common stock).

•	The exercise price will be equal to the exercise price per share in effect immediately before the merger divided by 0.3405 (and rounded up to the nearest whole cent).

(3) Treatment of Restricted Stock Awards

Each restricted stock award relating to PVF Capital common shares, including those designated as performance share awards, was converted into the right to receive a number of shares of F.N.B. common stock equal to 0.3405 multiplied by the number of PVF Capital common shares underlying the award, subject to any tax withholding requirements. Each restricted stock award otherwise will remain subject to the same restrictions, vesting and other terms and conditions that applied to the award before the merger.

As mentioned above, F.N.B. assumed PVF Capital’s obligations under PVF Capital’s stock plans once the merger was completed. F.N.B. will continue to administer the plans until all outstanding options and stock appreciation rights are exercised or expire and all restricted stock awards are settled or forfeited. No new options or other awards will be granted under any of the plans.

Accelerated Vesting of Awards

As a result of the merger, accelerated vesting is or may become available for many awards granted under the plans. A “change in control,” as defined under the various plans, generally would include transactions such as:

•	a merger in which PVF Capital is not the surviving corporation, or in which the shareholders of PVF Capital immediately before the merger comprise less than a majority of the voting shares of the surviving entity immediately after the merger; and

•	a sale of all or substantially all of PVF Capital’s assets.

For purposes of each plan, the merger of PVF Capital with and into F.N.B. on October 12, 2013 constituted such a “change in control” event.

All of the plans except the 2000 Plan provide that, unless otherwise set forth in the applicable award agreement, the occurrence of a “change in control” of PVF Capital will trigger accelerated vesting of the awards granted under the plan. For example, the 2008 Plan provides that all stock options become immediately exercisable as a result of a change in control event. On the other hand, awards under the 2010 Plan are accelerated only if the participant’s employment is terminated without “cause” after the change in control event occurs.

Administration of the Plans

Since the merger, the plans are being administered by the Compensation Committee of F.N.B.’s Board of Directors. Subject to the terms of the plans, the Compensation Committee has the authority to construe and interpret the terms of the plans and any award agreements under the plans, adjust or modify award agreements for changes in applicable law and take any other action that the Compensation Committee considers to be necessary or advisable to administer the plans. The members of the Compensation Committee are recommended by the Nominating and Corporate Governance Committee of the Board of Directors in consultation with the Chairman of the Board of Directors, and approved by the full Board of Directors. The Compensation Committee is comprised of at least three members of F.N.B.’s Board of Directors who are not currently employees of F.N.B. The members of the Compensation Committee serve for such terms as the Board of Directors may determine and until their successors are duly qualified and appointed. The Compensation Committee is constituted to satisfy the disinterested administration standard set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. However, the Compensation Committee may have one member who does not qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, so long as such person does not vote on compensation-related matters.

Governing Law

The plans and the terms of all awards will be governed by and construed in accordance with the laws of the State of Ohio.

Non-Qualified and Unfunded Status of Plans

The plans are unfunded and do not give the participants any rights that are superior to those of F.N.B.’s general creditors. The plans are not subject to the provisions of the Employment Retirement Income Security Act of 1974 and are not qualified under Section 401(a) of the Internal Revenue Code of 1986.

Available Shares for the Plans

F.N.B. has reserved the following amounts of its common stock for issuance pursuant to outstanding awards under the plans:

2000 Plan ................ a total of 58,227 shares, which includes 27,131 shares offered under this prospectus

2008 Plan ............... a total of 55,329 shares, which includes 11,917 shares offered under this prospectus

2010 Plan............... a total of 134,884 shares, which includes 15,322 shares offered under this prospectus

In addition, F.N.B. has reserved 7,301 shares of its common stock for issuance pursuant to the PVF Capital Corp. 1996 Incentive Stock Option Plan. Those shares are not being offered under this prospectus.

F.N.B. may settle any awards using newly issued shares of F.N.B. common stock or shares of F.N.B. common stock that are held in treasury. F.N.B. also may settle awards using shares of F.N.B. common stock it has purchased on the open market.

Types of Awards Outstanding

The following types of awards are outstanding under the plans:

	Incentive Stock Options	Non-qualified Stock Options	Stock Appreciation Rights
2000 Plan	X	X
2008 Plan	X	X
2010 Plan	X	X	X

Each award is evidenced by an award agreement that specifies the number of shares subject to the award, the vesting terms and conditions and any other terms and conditions of the award. For stock options and stock appreciation rights, the award agreement would also include the term of the award and the exercise price.

Stock Options

Generally. A stock option allows its holder to purchase a certain amount of common stock at a fixed price, commonly referred to as the “exercise price,” during a prescribed period of time. All of the plans permitted PVF Capital to grant either incentive stock options (ISOs) or non-qualified stock options (NQSOs). The difference between an ISO and a NQSO is mainly based on how they are taxed. See “Material U.S. Federal Income Tax Consequences” on page 12 for more information about the tax treatment of ISOs and NQSOs.

Option Term. The term of a stock option is the period of time from the grant date to the date the option is scheduled to expire. The specific term of a stock option, whether it is an ISO or a NQSO, is set forth in the award agreement for the option. Under the plans, PVF Capital was permitted to award options with term lengths of up to 10 years from the grant date. However, the maximum term length is only five years for an ISO grant to a participant who owns more than 10% of the total combined voting power of all classes of stock of PVF Capital or any of its subsidiaries.

Exercise Procedure. A stock option may be exercised for all or any portion of the shares of common stock for which it is then exercisable. To exercise a stock option, the participant must do the following:

1.	The participant must provide written notice to F.N.B. of his or her intent to exercise the option with respect to a specified number of shares of common stock; and

2.	Contemporaneously with delivery of the notice, the participant must pay F.N.B. the amount of the exercise price for the number of shares with respect to which the option is being exercised.

F.N.B. will accept the following methods of payment for the shares that are being purchased through exercise of a stock option:

	Cash (i.e., cashier’s check / certified check)	Existing holdings of F.N.B. common stock (1)	Cashless Exercise (2)
2000 Plan	X	X
2008 Plan	X	X	(3)
2010 Plan	X	X	X

(1)	In general, only existing holdings of F.N.B. common stock that the participant has held for at least six months may be used to pay the exercise price.
(2)	A cashless exercise is a broker-assisted arrangement which allows a participant to exercise his or her stock options without providing any cash up front for the exercise price. It occurs when the participant and a broker agree to exercise the stock options and sell a portion of the shares purchased to pay the exercise price. The broker, in turn, forwards payment of the exercise price directly to F.N.B. upon receipt of the shares.
(3)	Cashless exercise may be permitted by the Compensation Committee on a case-by-case basis under the 2008 Plan.

A participant may also use any combination of the payment methods permitted by the plan under which the stock option was issued, as long as the total value represented by the payment methods being used equals the total exercise price for all of the shares that are being purchased by exercising the stock option. In some cases, the Compensation Committee may approve methods of payment that are different from those permitted by a particular plan.

Stock Appreciation Rights

All of the outstanding stock appreciation rights were awarded under the 2010 Plan. Each stock appreciation right will be exercisable at such time and on such conditions as stated in the participant’s award agreement. Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount equal to the difference between (i) the fair market value of a share of F.N.B. common stock on the exercise date and (ii) the exercise price per share, multiplied by the number of shares with respect to which the stock appreciation right is exercised. The maximum term for a stock appreciation right is 10 years from the date of grant. A stock appreciation right may be settled in full shares, cash or a combination of the foregoing, as specified in the award agreement.

Effect of Termination of Service

Termination of a participant’s employment or service may affect the term of his or her stock award. For example, if a participant’s employment or service is terminated for “cause,” as defined by the particular plan, all of the participant’s awards, whether or not exercisable, will be forfeited as of the date of termination. In general, options granted under the 2000 Plan and the 2010 Plan remain exercisable for up to one year if termination of employment or service was due to death or disability or, if termination was due to any other reason except “cause,” for up to three months after the date of termination. Each participant should refer to his or her own award agreement for a more detailed discussion on the treatment of his or her award upon termination of employment.

Nontransferability of Awards

Participants under the plans generally are not permitted to pledge, encumber, or hypothecate their awards, or to permit any party (except F.N.B.) to place a lien on their awards. Participants also are prohibited from transferring their awards in any manner, except by will or, if the participant dies without a will, pursuant to the state laws governing the participant’s estate.

Effect of Changes in Capital Structure

The number of shares covered by each outstanding award and, in the case of any outstanding options, the exercise price per share, may all be appropriately adjusted, as the Board of Directors or Compensation Committee may determine, as required under the particular plan, for any increase or decrease in the number of shares of stock of F.N.B. resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split-up or combination of shares, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by F.N.B.

Effect of a Change in Control of F.N.B.

The plans include provisions which are intended to preserve the economic value of participants’ awards in the event of a “change in control” of F.N.B. “Change in control,” as defined under the various plans, generally would include transactions such as:

•	a merger in which F.N.B. is not the surviving corporation, or in which the shareholders of F.N.B. immediately before the merger comprise less than a majority of the voting shares of the surviving entity immediately after the merger; and

•	a sale of all or substantially all of F.N.B.’s assets.

2000 Plan. The 2000 Plan provides that, upon a change in control of F.N.B., each outstanding option (including its exercise price) shall be equitably adjusted for any changes or exchange of common stock for a different number or kind of shares or other securities which results from such a transaction.

2008 Plan and 2010 Plan. In general, the 2008 Plan and the 2010 Plan empower the Compensation Committee to take certain actions if the successor in a change in control transaction will not honor or assume outstanding awards under the plan or substitute new rights for those awards that are substantially equivalent. In that case, the Compensation Committee may unilaterally require the payment of cash amounts in exchange for the cancellation of the awards. Under the 2010 Plan, the Compensation Committee is not limited in the types of actions it may take with respect to any award and may opt to take other actions, as it determines to be necessary or desirable.

If a change in control of F.N.B. should occur, accelerated vesting as a result of the change in control of F.N.B. will be available for any unvested awards to the same extent as in a change in control of PVF Capital. See the discussion beginning on page 6 under “Accelerated Vesting of Awards” for more information.

No Employment or Other Rights Conferred by an Award

No award shall give the participant any of the rights of a shareholder of F.N.B. unless and until the shares of common stock subject to the award are, in fact, issued to such person in connection with such award. Nothing in a plan or any award granted pursuant to a plan will, in the absence of an express provision to the contrary, confer on a participant any right to be or to continue in the employ of F.N.B. or any of its subsidiaries or shall interfere in any way with the right of F.N.B. or any of its subsidiaries to terminate the employment of a participant at any time.

Tax Withholding Obligations

The 2000 Plan, the 2008 Plan and the 2010 Plan include provisions which enable F.N.B. to satisfy tax withholding obligations that may arise relative to the awards granted under these plans. These plans allow F.N.B. (or, in some cases, an affiliate of F.N.B., such as an F.N.B. subsidiary) to deduct, withhold or require a participant to pay to F.N.B. an amount sufficient to satisfy the federal, state and local taxes (including the participant’s FICA obligation) required by law to be withheld upon the occurrence of a taxable event with respect to an award granted under the plan (e.g., exercise of an option; lapse of restrictions for restricted stock award). A plan may permit F.N.B. or its affiliate to satisfy its tax withholding obligations by: (1) withholding from other amounts that may be due to the participant, such as the participant’s salary; (2) withholding from the exercise or settlement of the participant’s award, a number of shares of stock having a fair market value equal to the minimum statutory amount required to be withheld; or (3) other methods as permitted by the particular plan. Each participant should refer to his or her own individual award agreement and the plan documents for additional information about the tax withholding procedures that apply to his or her award.

Amendments to the Plans

The Board of Directors of F.N.B. may amend any of the plans at any time. The 2008 Plan and the 2010 Plan also give the Compensation Committee the power to amend those plans at any time. However, material revisions to any plan cannot be implemented without approval of the holders of a majority of the voting stock of F.N.B. In general, the types of revisions that would be considered material are those that could affect future awards (e.g., a material increase in the number of shares available under the plan for which awards may be granted; amendment of the formula for determining the exercise price of options). Since F.N.B. does not intend to grant any new awards under the plans, it is unlikely that the Board of Directors or the Compensation Committee would seek to implement such a revision.

Amendments to Outstanding Awards

The Board of Directors or the Compensation Committee may not amend a plan or an award agreement in a manner that reduces the value of the award without the participant’s consent.

Expiration or Termination of the Plans; Term Length

The term of each plan covered by this prospectus is listed below. The term of the plan is the period of time during which awards may be granted under the plan.

2000 Plan ............................... Sept. 26, 2000 to Sept. 26, 2010

2008 Plan ............................... Nov. 25, 2008 to Nov. 25, 2018

2010 Plan ............................... Oct. 27, 2010 to Oct. 27, 2020

As noted above, the 2000 Plan has expired, and no new awards may be granted under that plan. The 2008 Plan and the 2010 Plan remain in effect; however, F.N.B. does not intend to grant any new awards under those plans. The 2008 Plan and the 2010 Plan also provide that the Board of Directors or the Compensation Committee may terminate those plans at any time. The expiration or termination of any plan does not affect the validity of any award that is outstanding on the expiration or termination date.

DESCRIPTION OF COMMON STOCK

General. F.N.B. is authorized to issue 500 million shares of common stock, par value $0.01 per share, of which 145,263,435 shares were outstanding as of September 30, 2013. In connection with the completion of the merger of PVF Capital with and into F.N.B. on October 12, 2013, F.N.B. issued an additional 9,054,560 shares of its common stock.

As of September 30, 2013, F.N.B. had reserved approximately 15,687,298 shares of its common stock for issuance under employee stock plans and warrants issued to the U.S. Treasury in connection with the Capital Purchase Program of the Troubled Asset Relief Program. F.N.B. has also reserved approximately 7,200,000 shares of its common stock for issuance in connection with the pending merger with BCSB Bancorp, Inc., which is anticipated to close in February 2014. After taking into account these issued and reserved shares, F.N.B. will have approximately 322,794,707 shares of authorized but unissued common stock available for issuance for other corporate purposes.

F.N.B. common stock trades on the New York Stock Exchange under the symbol “FNB.” The transfer agent and registrar for F.N.B. common stock is Registrar and Transfer Company.

Voting and Other Rights. The holders of F.N.B. common stock have one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for each of the candidates for election as directors. However, shareholders do not have the right to cumulate their votes in elections of directors.

In the event of a liquidation, holders of F.N.B. common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to the F.N.B. shares they hold, subject to any prior rights of the holders of any F.N.B. preferred stock then outstanding.

F.N.B. common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of F.N.B. common stock are validly issued, fully paid and nonassessable.

Distributions. The holders of F.N.B. common stock are entitled to receive such dividends or distributions as the F.N.B. Board of Directors may declare out of funds legally available for such payments. The payment of distributions by F.N.B. is subject to the restrictions under the Florida Business Corporation Act applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the claims upon dissolution of those shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then-outstanding F.N.B. preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

The ability of F.N.B. to pay distributions is affected by the ability of its subsidiaries to pay dividends to F.N.B. The ability of F.N.B.’s subsidiaries, as well as of F.N.B., to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines. In addition, F.N.B.’s right to participate in any earnings or assets of its subsidiaries would be subject to the prior claims of creditors of such subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is only a summary of the United States federal income tax consequences of awards under the plans. Because it is a summary, it may not contain all the information that may be important to each plan participant or that are based upon a participant’s individual circumstances. For example, this summary does not address all alternative minimum tax concerns. Statements made herein are based upon current provisions of the Internal Revenue Code, and the rules and regulations thereunder, to which participants should refer. No assurance can be given that legislative, regulatory or judicial changes will not occur (possibly with retroactive effect), which would modify the information below. This discussion does not address tax consequences under foreign, state, or local laws or estate tax consequences.

The following discussion was written on the understanding that it would be used to explain to each plan participant the general United States federal income tax consequences of the awards under the plans. The discussion was not written and is not intended to be used by any person, and cannot be used by any person, for purposes of avoiding penalties under the Internal Revenue Code. Each plan participant should consult an independent tax advisor as to the tax consequences of the various awards under the plans based on the participant’s particular circumstances.

Non-qualified Stock Options

A participant does not recognize income at the time of grant of a non-qualified stock option, and PVF Capital would not have been entitled to a deduction at that time. When the non-qualified stock option is exercised, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, if any. The participant’s tax basis in these shares will equal the exercise price paid plus the amount recognized by the participant as ordinary income. F.N.B. will generally be entitled to a federal income tax deduction, in F.N.B.’s tax year in which the non-qualified stock option is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds the shares acquired pursuant to the exercise of a non-qualified stock option for more than one year after the exercise of the option, the capital gain or loss realized upon the sale of these shares will be a long-term capital gain or loss. The participant’s holding period for the shares acquired upon the exercise of a non-qualified stock option will begin on the date of exercise.

Incentive Stock Options

A participant does not recognize income at the time of grant of an ISO, and PVF Capital would not have been entitled to a deduction at that time. If the ISO is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant will not recognize any income and F.N.B. will not be entitled to a deduction. However, the excess of the fair market value of the shares on the date of exercise over the exercise price may be includible in computing the participant’s alternative minimum taxable income.

Generally, if the participant disposes of the shares acquired by exercise of an ISO within either two years of the date of grant or one year of the date of exercise, the participant will recognize ordinary income, and F.N.B. will be entitled to a deduction, equal to the excess of the fair market value of these shares on the date of exercise over the exercise price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If the shares are disposed of after the two-year and one-year periods described above, F.N.B. will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.

Options which do not qualify for treatment as ISOs will be treated as non-qualified stock options.

Stock Appreciation Rights

A participant does not recognize taxable income when a stock appreciation right is granted, and PVF Capital would not have received a deduction at that time. When a stock appreciation right is exercised, the participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the shares of F.N.B. common stock the participant receives over the exercise price of the stock appreciation right, if any, and F.N.B. will be entitled to a corresponding deduction.

Payment with Shares

When shares subject to an award are used to satisfy any minimum required tax withholding, the participant will generally recognize gain or loss with respect to those shares. In this situation, the participant will recognize a short-term capital gain or loss, as the case may be, equal to the difference between the amount of the minimum required tax withholding satisfied by the shares over the participant’s tax basis, if any, in those shares.

If the participant uses shares he or she owns to pay, in whole or part, the exercise price of an option, no gain or loss will be recognized with respect to these shares. In this situation, however, the tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. In addition, the holding period of the shares received will include the holding period of the shares delivered as payment. The tax basis of the balance of shares received in excess of the number of shares delivered by the participant will be equal to the sum of the amount of the exercise price paid in cash, if any, plus any amount the participant is required to recognize as income as a result of the exercise. The holding period for any excess shares will commence on the day they are acquired. It should be noted, however, that if payment of the exercise price of an ISO is made with shares acquired by an earlier exercise of an ISO, and those shares have not been held for the required holding periods discussed above under “Material U.S. Federal Income Tax Consequences – Incentive Stock Options,” payment in shares will result in the participant recognizing ordinary income.

Individuals Subject to Non-United States Income Tax Laws

Participants who are subject to income (or other) taxes imposed by a jurisdiction other than the United States of America should contact the finance or tax director at their employment location because the finance or tax director may be able to provide basic tax information.

For More Information

Regardless of which country’s tax laws apply, each participant should consult with his or her own tax advisor for information about how the participant’s awards will be taxed.

EXPERTS

The consolidated financial statements of F.N.B. and its subsidiaries appearing in F.N.B.’s Annual Report (Form 10-K) for the year ended December 31, 2012 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby was passed on for F.N.B. by Reed Smith LLP, 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the registration fee.

Registration fee	$—
Legal fees and expenses	5,000
Accounting fees and expenses	3,500
Printing and miscellaneous expenses	2,000

Total	$10,500

Item 15.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s articles of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, arising out of the service to the Registrant or to another organization at the Registrant’s request, or because of their positions with the Registrant. The Registrant’s bylaws also state that the Registrant shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. The Registrant’s articles of incorporation further provide that the Registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the Registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

The Registrant has entered into indemnification agreements with its directors and officers and maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, F.N.B. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on October 22, 2013.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	October 22, 2013

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	October 22, 2013

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller and Senior Vice President (principal accounting officer)	October 22, 2013

* William B. Campbell	Director	October 22, 2013

* James D. Chiafullo	Director	October 22, 2013

* Laura E. Ellsworth	Director	October 22, 2013

* Robert B. Goldstein	Director	October 22, 2013

* Stephen J. Gurgovits	Chairman of the Board and a Director	October 22, 2013

* David J. Malone	Director	October 22, 2013

Signature	Title	Date

* D. Stephen Martz	Director	October 22, 2013

* Robert J. McCarthy, Jr.	Director	October 22, 2013

David L. Motley	Director

* Arthur J. Rooney, II	Director	October 22, 2013

* John W. Rose	Director	October 22, 2013

* John S. Stanik	Director	October 22, 2013

* William J. Strimbu	Director	October 22, 2013

* Earl K. Wahl, Jr.	Director	October 22, 2013

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr. Attorney-in-fact

Date: October 22, 2013

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 19, 2013, between F.N.B. Corporation and PVF Capital Corp. (previously filed with the SEC on February 20, 2013 as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

4.1	Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011)

4.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP (previously filed with the SEC on June 28, 2013 as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-189708) and incorporated herein by reference)

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-189708) previously filed with the SEC on June 28, 2013 and incorporated herein by reference)

23.2	Consent of Ernst & Young LLP, filed herewith

24.1	Powers of attorney (previously filed with the SEC on June 28, 2013 as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-189708) and incorporated herein by reference)

99.1	PVF Capital Corp. 1996 Equity Incentive Stock Option Plan (previously filed with the SEC on October 22, 2013 as Exhibit 99.1 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-189709) and incorporated herein by reference)

99.2	PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan (previously filed with the SEC on October 22, 2013 as Exhibit 99.2 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-189709) and incorporated herein by reference)

99.3	PVF Capital Corp. 2008 Equity Incentive Plan (previously filed with the SEC on October 22, 2013 as Exhibit 99.3 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-189709) and incorporated herein by reference)

99.4	PVF Capital Corp. 2010 Equity Incentive Plan (previously filed with the SEC on October 22, 2013 as Exhibit 99.4 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-189709) and incorporated herein by reference)